EXHIBIT 99.1

Sevcon Reports Financial Results for Fourth Quarter and Year-End Fiscal 2014

SOUTHBOROUGH, Mass., Dec. 9, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the fourth quarter and fiscal year ended September 30, 2014.

Fourth-Quarter Fiscal 2014 Results Summary

  Revenues increased 13 percent to $10.0 million, from $8.9 million in the fourth quarter of fiscal 2013, reflecting continued improvement in the Company's markets and startup of volume production with new customers. Foreign currency fluctuations increased reported sales by $180,000, or 2 percent, mainly due to a weaker U.S. dollar compared to the British Pound than in the fourth quarter of fiscal 2013.

  The Company recorded an operating loss of $94,000 compared to operating income of $407,000 in the fourth quarter last year. In the fourth quarter of fiscal 2014 the Company incurred the cost of two non-recurring items amounting to $699,000: a $481,000 charge for the establishment of its Chinese joint venture and a $218,000 charge to recognize a write-off arising from a bankrupt customer in France. Excluding these one-time charges, fourth-quarter fiscal 2014 operating income would have been $605,000, a 49% increase over the prior year period.

  The Company's income tax provision was $21,000 in the fourth quarter compared to $307,000 in the same quarter last year when the Company recorded a tax charge of $444,000 to write down the value of deferred tax assets in its U.K. controls subsidiary due to a reduction in the U.K. corporate tax rate.

  Net income attributable to common stockholders was $37,000, or $0.01 per diluted share this year, compared with net income of $45,000, or $0.01 per diluted share, a year earlier. Excluding the after-tax impact of the two non-recurring items recorded in the fourth quarter of 2014 and the deferred tax write-down in the prior-year quarter, net income would have been $543,000 in the fourth quarter of 2014 compared with $489,000 in the same period last year.

Full-Year Fiscal 2014 Results Summary

  Revenues increased by 18 percent to $37.9 million from $32.2 million for fiscal 2013. Foreign currency fluctuations increased reported sales by $1.1 million, or 3 percent, mainly due to a weaker U.S. dollar compared to the British Pound in the prior year period.

  Operating income was $1.0 million, compared with an operating loss of $948,000 in fiscal 2013, which included a second quarter restructuring charge of $605,000. Excluding the impact of the two non-recurring items in 2014 noted above, and the restructuring charge in 2013, operating income would have been $1.7 million in 2014, compared to an operating loss of $0.3 million in 2013, an increase of $2 million on a like-for-like basis.

  There was an income tax charge of $85,000 in fiscal 2014, compared with an income tax benefit of $392,000 in fiscal 2013, after recording the tax charge of $444,000 described above.

  Net Income attributable to common stockholders was $909,000, or $0.19 per diluted share, compared with a net loss of $1.1 million, or $(0.32) per share, for fiscal 2013. Excluding the after-tax impact of the two non-recurring items recorded in the fourth quarter of 2014 and in 2013 the after-tax impact of the restructuring charge and the deferred tax write-down in the prior-year fourth quarter, net income would have been $1.4 million in 2014, compared with a net loss of $164,000 in 2013.

Management Comments

"Sevcon concluded fiscal 2014 on a strong note," said President and CEO Matt Boyle. "Sales were up 13 percent from the fourth quarter of fiscal 2013. This was our seventh consecutive quarter of top-line growth as sales increased 3 percent from the third quarter. Since the first quarter of fiscal 2013, we have seen consistent improvement in underlying market demand, order visibility, shipments and revenue in most of our markets, although Western Europe continues to lag. Customers are embracing Sevcon's modular, easily adaptable powertrain solutions that only our engineering expertise and application knowledge can provide. These highly flexible products allow us to address ever more applications, assisting us to scale up cost effectively."

"For full year fiscal 2014, sales increased 18 percent from the prior year," Boyle said. "In our traditional off-road, industrial market segment, fiscal 2014 sales were up 22 percent. Sales for on-road applications increased 4.5 percent driven by China, but were offset by lower sales in Europe."

Boyle continued. "We concluded fiscal 2014 with our seventh quarter of increased sales and it was a successful year from a bottom-line perspective. Leveraging our revenue growth we delivered a $1.6 million improvement in net income on a like-for-like basis resulting in earnings of $0.19 per diluted share. In addition, we established our Chinese Joint Venture in 2014 which recorded a substantial order in its first quarter of trading."

"Looking forward, we believe that our core technology platforms can be applied and sold across multiple, higher growth markets as the world transitions to electrification.  Tactically, we are using our technological excellence and strong presence in traditional off-road markets to enter new higher growth sectors and territories. Our key strategic challenge is scaling the business to achieve our potential. As system electrification becomes more widespread we anticipate growing both organically and through acquisitions. As a result, capital structure and capital allocation are key strategic priorities for Sevcon. We are actively executing against these priorities, as evidenced by the oversubscribed rights offering we successfully completed this past September, which will help fuel our growth. We look forward to reporting continued growth and improved profitability in fiscal 2015," Boyle concluded.

Fourth-Quarter Fiscal 2014 Conference Call Details

Sevcon has scheduled a conference call to review its results for the fourth quarter and fiscal 2014 tomorrow, December 10, 2014 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Fourth Quarter Fiscal 2014 Financial Highlights
(in thousands except per share data)
	Three months ended		Twelve months ended
	(unaudited)
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenues	$ 10,047	$ 8,871	$ 37,923	$ 32,203
Operating income (loss)	(94)	407	1,025	(948)
Income (loss) before income taxes	(120)	352	816	(1,463)
Income taxes (provision) benefit	(21)	(307)	(85)	392
Net income (loss)	(141)	45	731	(1,071)
Net loss attributable to non-controlling interest	201	--	201	--
Net income (loss) attributable to Sevcon, Inc. and subsidiaries	60	45	932	(1,071)
Series A Preference Share dividends	(23)	--	(23)	--
Net income (loss) attributable to common stockholders	37	45	909	(1,071)
Basic income (loss) per share	$ 0.01	$ 0.01	$ 0.27	$ (0.32)
Diluted income (loss) per share	$ 0.01	$ 0.01	$ 0.19	$ (0.32)
Average shares outstanding	4,873	3,362	4,856	3,357

Summarized Balance Sheet Data
	September 30, 2014	September 30, 2013
Cash and cash equivalents	$ 11,238	$ 2,062
Receivables	6,877	7,103
Inventories	6,258	5,723
Prepaid expenses and other current assets	1,747	1,862
Total current assets	26,120	16,750
Long-term assets	7,847	6,610
Total assets	$ 33,967	$ 23,360

Current liabilities	$ 6,276	$ 6,060
Liability for pension benefits	9,529	8,354
Other long-term liabilities	1,700	1,728
Stockholders' equity	16,342	7,218
Noncontrolling interest	120	--
Total liabilities and stockholders' equity	$ 33,967	$ 23,360

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France, China and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: capital markets are cyclical and global weakness, particularly in Europe, may harm our business; global demand for applications incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the various electrification markets who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com